Exhibit 2.1

THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of August 14, 2013, is entered into by and among MPG Office Trust, Inc., a Maryland corporation, MPG Office, L.P., a Maryland limited partnership, Brookfield DTLA Holdings LLC, a Delaware limited liability company (which was converted from a Delaware limited partnership on May 10, 2013), Brookfield DTLA Fund Office Trust Investor Inc., a Maryland corporation, Brookfield DTLA Fund Office Trust Inc., a Maryland corporation, and Brookfield DTLA Fund Properties LLC, a Maryland limited liability company (each, a “Party”, and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement and Plan of Merger, dated as of April 24, 2013, by and among the Parties (as amended by that certain Waiver and First Amendment to Agreement and Plan of Merger, dated as of May 19, 2013, and that certain Second Amendment to Agreement and Plan of Merger, dated as of July 10, 2013, the “Agreement”).
WHEREAS, Section 10.04 of the Agreement provides that amendments may be made to the Agreement by execution of an instrument in writing signed by each of the Parties; and
WHEREAS, the Parties wish to amend the Agreement in order to modify the Outside Date and certain extension rights of the Parties.
NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.    Amendment to the Agreement.
(a) Section 7.15(b)(ix) of the Agreement is deleted in its entirety and replaced with the following:
“(ix) Notwithstanding clause (viii) or anything to the contrary elsewhere in this Agreement, if all conditions to the obligations of Parent, Sub REIT, REIT Merger Sub and/or Partnership Merger Sub to consummate the Mergers and the other Contemplated Transactions have been satisfied (other than conditions which by their terms are required to be satisfied or waived at the Closing) but either (A) the Form S-4 shall not have become effective in accordance with the provisions of the Securities Act or (B) the SEC shall have issued a stop order suspending the effectiveness of the Form S-4 that remains in effect, then Parent shall have the right, by written notice to the Company (delivered one or more times) at least one (1) Business Day prior to the date on which the Closing would otherwise be required to occur pursuant to Section 2.06 or the date set forth in clause (I) below, to delay the Closing until the earliest to occur of (I) the date specified by Parent in such written notice, (II) one (1) Business Day after the date on which the Form S-4 shall have become effective in accordance with the Securities Act, (III) one (1) Business Day after any stop order (if any) issued by the SEC in respect of the Form S-4 has been lifted, reversed or otherwise terminated, and (IV) October 31, 2013; provided, that, as a result of delivering such written notice, Parent shall be deemed to have immediately and irrevocably waived all conditions to Closing set forth in Section 8.01 and in Section 8.02 (other than Section 8.02(b) but only if the failure of such condition to be satisfied arises from an action by the Company or the Partnership that constitutes a willful and material breach of this Agreement and that results in a long-term adverse effect on the business of the Company and the Partnership).”
(b) Section 9.01(c) of the Agreement is deleted in its entirety and replaced with the following:
“(c) by either the Company or Parent by written notice to the other party if the Mergers shall not have been consummated on or before September 16, 2013 (such outside date, as the same may be extended in accordance with this Section 9.01(c), is referred to hereinafter as the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any party if such party’s breach of this Agreement, including the failure to use commercially reasonable efforts to consummate the Mergers and the other Contemplated Transactions, has been the cause of the failure of the Mergers and the other Contemplated Transactions to be consummated on or before such date; provided, further, each of the Company and Parent shall have the right, by delivery of written notice to the other prior to the Outside Date on one or more occasions to extend the Outside Date up to (and including) October 31, 2013; provided, further, that if Parent elects to delay the Closing in accordance with Section 7.15(b)(ix), then Parent shall be deemed to have waived irrevocably any right to terminate this Agreement in accordance with this Section 9 01(c);”
2.    Full Force and Effect. Except as expressly amended hereby, each term, provision and Exhibit of the Agreement (i) is hereby ratified and confirmed, (ii) is hereby incorporated herein and (iii) will and does remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.
3.    Mutual Drafting. Each Party hereto has participated in the drafting of this Amendment, which each Party acknowledges is the result of extensive negotiations between the Parties.
4.    Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Amendment be consummated as originally contemplated to the fullest extent possible and the relevant provision may be given effect to the fullest extent consistent with applicable Law.
5.    Counterparts. This Amendment may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Amendment.

6.    Governing Law. This Amendment, and all claims or causes of actions arising out of, based upon, or related to this Amendment or the negotiation, execution or performance hereof, shall be governed by, construed, interpreted and enforced in accordance with, the Laws of the State of Maryland, without regard to laws that may be applicable under conflicts of laws principles. All Actions and proceedings arising out of or relating to this Amendment shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereto hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Action arising out of or relating to this Amendment brought by any Party hereto, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Maryland state or federal court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Amendment irrevocably consents to service of process in the manner provided for notices in Section 10.02 of the Agreement. Nothing in this Amendment will affect the right of any party to this Amendment to serve process in any other manner permitted by Law.
7.    Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Amendment. Each of the Parties hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Amendment and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

BROOKFIELD DTLA HOLDINGS LLC

By:	Brookfield DTLA GP LLC, its Managing Member

By:	/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

BROOKFIELD DTLA FUND OFFICE TRUST INVESTOR INC.

By:	/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

BROOKFIELD DTLA FUND OFFICE TRUST INC.

By:	/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

BROOKFIELD DTLA FUND PROPERTIES LLC

By:	/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

[Signature Page to Third Amendment to Agreement and Plan Merger]

MPG OFFICE TRUST, INC.

By:	/s/ CHRISTOPHER M. NORTON
Name: Christopher M. Norton Title: EVP & General Counsel

MPG OFFICE, L.P.

By:	MPG Office Trust, Inc. a Maryland corporation, its sole general partner

	By:	/s/ CHRISTOPHER M. NORTON
Name: Christopher M. Norton Title: EVP & General Counsel

[Signature Page to Third Amendment to Agreement and Plan Merger]